Exhibit 16

March 7, 2012

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read Georgetown Bancorp Inc.’s statements included under the heading “Change in Certifying Accountant” in its Registration Statement on Form S-1 to be filed on or about March 9, 2012 and we agree with such statements concerning our firm.

Wolf & Company, P.C.